For Immediate Release

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Edwin Boon (763) 551-7498 investorrelations@selectcomfort.com

SELECT COMFORT ANNOUNCES LEADERSHIP SUCCESSION
Shelly Ibach to Become President and CEO

MINNEAPOLIS – (Feb. 27, 2012) – Select Comfort Corporation (NASDAQ: SCSS) today announced that, effective June 1, 2012, chief operating officer (COO), Shelly Ibach, will succeed Bill McLaughlin as president and chief executive officer (CEO) of the company. In anticipation of her new role, Ms. Ibach also has been appointed to the board of directors, effective immediately. As part of the succession, Mr. McLaughlin also will retire as a director of the board, effective June 1, 2012.

“Select Comfort is committed to setting a new standard in sleep for the consumer. This transition in leadership underscores the board’s confidence in both the magnitude of the opportunity and the strength of the operating team,” explained Jean-Michel Valette, chairman, Select Comfort Board of Directors. “Shelly’s deep experience in retail, brand and product combined with her talent for developing high-performing, customer-centric teams make her the right leader to build on the strong foundation established by Bill.”

For the past 18 months, Ms. Ibach has been one of the key architects behind the company’s profitable-growth formula – an integrated, customer-focused strategy that combines increasing brand and store awareness with accelerated local-market development; elevating the in-store and service experience; and advancing product innovation. The result has been sustained profitable growth, as most recently demonstrated by the company’s strong 2011 performance, reported Feb. 8, 2012.

 “I’m excited to assume leadership of the company during such an important time in our evolution,” said Ms. Ibach. “Sleep Number’s differentiated products, ownership of all consumer touch points and mission-driven team, means we are in the unique position to offer an unparalleled brand experience for customers. By fully leveraging these attributes, we can transform a large, undifferentiated industry and become an iconic brand.”

Select Comfort Announces Leadership Succession, Page 2 of 2

Ms. Ibach was named COO in June 2011, which broadened her responsibilities to include all consumer insight, marketing and sales functions as well as product management. Prior to her promotion to COO, Ms. Ibach was executive vice president of sales and merchandising.

Before joining Select Comfort in 2007, Ms. Ibach held leadership positions within the Department Store Division of Target Corporation. Ms. Ibach also served as senior vice president and general merchandise manager for both Macy’s and Marshall Field’s home divisions. Other key positions included vice president, merchandise manager, director of planning and regional director of stores.

Mr. McLaughlin joined Select Comfort in March 2000 and was instrumental in the creation and launch of the Sleep Number brand in 2001. Most recently, Mr. McLaughlin led the organization through a successful turnaround in 2009 and 2010, which positioned it for growth. When the transition is complete, Mr. McLaughlin plans to leverage his extensive leadership experience to mentor other mission-driven organizations with significant growth potential.

“Words are not enough to thank Bill for his years of dedicated and principled leadership,” continued Valette. “It’s been Bill’s belief in the company and product, commitment to the customer, and focus on people and culture that ensured we are now in a position to take full advantage of our opportunity to help transform the way America sleeps.”

About Select Comfort Corporation
Select Comfort Corporation (NASDAQ: SCSS) is leading the industry in setting a new standard in sleep by offering consumers high-quality, innovative and individualized sleep solutions, which includes a complete line of SLEEP NUMBER® beds and bedding. The company is the exclusive manufacturer, retailer and servicer of the revolutionary Sleep Number bed, which allows individuals to adjust the firmness and support of each side at the touch of a button. The company offers further personalization through its solutions-focused line of Sleep Number pillows, sheets and other bedding products. And as the only national specialty-mattress retailer, consumers can take advantage of an enhanced mattress-buying experience at one of the approximately 380 Sleep Number stores across the country, online at sleepnumber.com or via phone at (800) Sleep Number or (800) 753-3768.

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